Exhibit 10.3

MODIFICATION TO THE CONSTRUCTION LOAN AGREEMENT

Borrower:	Applied Optoelectronics, Inc.	Lender:	East West Bank
	13115 Jess Pirtle Blvd.		Loan Servicing Department
	Sugar Land, TX 77478		9300 Flair Drive, 6th Floor
El Monte, CA 91731

This MODIFICATION TO THE CONSTRUCTION LOAN AGREEMENT is attached to and by this reference is made a part of the Construction Loan Agreement (Loan #[***]) dated January 26, 2015, including all modifications thereto, and executed in connection with a loan or other financial accommodations between Lender and Borrower.

The section entitled "Financial Statements" is hereby amended and based on the Credit Agreement dated June 30, 2015 and amendments thereafter between Borrower and Lender.

The section entitled "Financial Covenants and Ratios" is hereby amended and based on the Credit Agreement dated June 30, 2015 and amendments thereafter between Borrower and Lender.

The section entitled "Construction of the Project" is hereby amended and restated as follows:

Construction of the Project. Commence construction of the Project no later than February 3, 2015, and cause the Improvements to be constructed and equipped in a diligent and orderly manner and in strict accordance with the Plans and Specifications approved by Lender, the Construction Contract, and all applicable laws, ordinances, codes, regulators, and rights of adjoining or concurrent property owners. Borrower agrees to complete the Project for purposes of final payment to the General Contractor on or before June 30, 2016, regardless of the reason for any delay.

The section entitled "Cessation of Construction" is hereby amended and restated as follows:

Cessation of Construction. Prior to the completion of construction of the improvement and equipping of the Project, the construction of the improvements or the equipping of the Project is abandoned or work thereon ceases for a period of more than ten (10) days for any reason, or the improvements are not completed for purposes of the final payments to the General Contractor prior to June 30, 2016, regardless of the reason for the delay."

The definition of "Completion Date" is hereby amended and restated as follows:

Completion Date. The words "Completion Date" mean June 30, 2016.

The section entitled "NON-COMPLIANCE FEE" is hereby added under the section entitled "AFFIRMATIVE COVENANTS" as follows:

NON-COMPLIANCE FEE. Borrower acknowledges that if Borrower fails to timely furnish Lender with any financial record(s) required by this Agreement or otherwise fails to timely perform any other term, obligation or covenant required by this Agreement and Related Documents (singularly and collectively "Non-Compliance"), Lender will incur costs and damages as a result of Borrower's Non-Compliance, and in consideration of such costs and damages, Borrower agrees to pay Lender a fee equal to 2.500% per annum of the then outstanding loan balance, calculated based on a 30 day month over 360 days per year ("Predetermined Fee Amount"). Any fee under this section will be imposed monthly in the Predetermined Fee Amount and due on the interest payment due date until the Non-Compliance is cured by Borrower. A Predetermined Fee Amount will be calculated and imposed in accordance with this section for each recurring event of Non-Compliance.

The section entitled "Other Condition" is hereby added as follows:

Other Condition. Verification of mechanic lien free status to be obtained.

THIS MODIFICATION TO THE CONSTRUCTION LOAN AGREEMENT IS EXECUTED AS OF JUNE 14, 2016.

BORROWER:

APPLIED OPTOELECTRONICS, INC. By:

By: /s/ Chih-Hsiang (Thompson) Lin

Chih-Hsiang (Thompson) Lin, CEO of Applied Optoelectronics, Inc.

LENDER:

EAST WEST BANK

X___________________________

Authorized Signer

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